Exhibit 10.25

QUANTENNA COMMUNICATIONS, INC.
219 Moffett Park Drive
Sunnyvale, CA 94089

Oct 30, 2007

Mr. Lionel Bonnot

Dear Lionel,

I am pleased to offer you a position with Quantenna Communications, Inc., a Delaware corporation (the "Company"), as Vice President of Sales. If you decide to join us, you will receive a compensation package that consists of three components: l) monthly salary of $15,000.00, which will be paid semi-monthly in accordance with the Company's normal payroll procedures, 2) quarterly commissions payable for achievement of goals for the relevant quarter (as determined by the Company in a performance agreement to be executed by you and the Company within 30 days of your joining the company), up to a maximum of $140,000.00 In commissions per year if you achieve 100% of the goals for each quarter, and 3) a $10,000.00 sign-on bonus to be paid within thirty (30) days of your start date with the Company. In order to earn commissions for a given quarter, in addition to achieving the performance objectives for that quarter, you must remain an employee of the Company through the end of the relevant quarter. Any commission earned for a quarter will be paid out within thirty (30) days of the end of such quarter, but in all cases within two and one-half (2½) months following the end of the calendar year in which the commission is earned. As an employee, you will also be eligible to receive certain employee benefits as approved by the Company. You should note that the Company may modify job titles and salaries and may modify or terminate benefits from time to time as it deems necessary. All amounts payable under this letter will be subject to all applicable tax withholdings.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company's Board of Directors following your start date that the Company grant you a stock option to purchase 1,224,000 shares of the Company's Common Stock (the "Option") at a price per share equal to the fair market value per share of the Company' s Common Stock on the date of grant, as determined by the Company's Board of Directors. It will be recommended to the Board of Directors that, subject to the acceleration provisions in this letter, 25% of the shares subject to the Option vest 12 months after your start date as Vice President of Sales (the date these shares first vest is the "First Vest Date"), and thereafter, the remaining shares vest in equal monthly installments over the next 36 months (i.e., as to 1/48th of

Mr. Lionel Bonnot

the shares subject to the entire Option), in each case subject to your continuing employment with the Company through each relevant vesting date. The Option will have a maximum term of ten (10) years and will be subject to the terms, definitions and provisions of the Company's 2006 Stock Plan (the "Option Plan") and a stock option agreement by and between you and the Company (the "Option Agreement"), both of which documents are incorporated herein by reference. The proposed Option shall not confer any right to continued vesting or employment.

If your employment with the Company is terminated without "Cause" (as defined in Exhibit A) prior to the First Vest Date, then your Option will immediately vest and become exercisable as to the number of shares equal to (x) 25,500 times (y) the number of full months you served as Vice President of Sales since your start date (by way of clarity, if your start date were January 2, 2008 and employment terminated without Cause on February 28, 2008 then this number would be 1, but if the termination were March 2, 2008, then this number would be 2).

In addition, if (i) you terminate your employment with the Company or a successor corporation for "Good Reason" (as defined in Exhibit A), or (ii) the Company or the successor corporation terminates your employment without Cause (but excluding any termination by reason of your death or "Disability" (as defined in Exhibit A)), and in each case, if you execute and do not revoke a release of claims (within such timeframe as required under such release, but in no event more than two and one-half (2½) months following the end of the calendar year in which your employment terminates) in a form acceptable to the Company, you will be entitled to:

(i)    a lump sum severance payment equal to six months' of your base salary as in effect immediately prior to your termination, plus

(ii)    a lump sum severance payment of $25,000, plus

(iii)    your Option, if then outstanding, will immediately become vested and exercisable as to an additional 153,000 shares subject to the Option (or such lesser number that would provide for 100% of the outstanding portion of the Option becoming vested and exercisable), plus·

(iv)    one-eighth (1/8th) of shares subject to each additional then-outstanding stock option grant to purchase Company Common Stock, if any, will immediately become vested and exercisable (or such lesser number that would provide for 100% of the outstanding portion of the relevant stock option becoming vested and exercisable).

Any lump sum severance payment payable in accordance with this letter will be paid as soon as practicable following your termination of employment, provided, however, that no cash severance amounts will be considered payable until and unless you have a "separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and any final regulations and guidance promulgated thereunder, as they may each

Mr. Lionel Bonnot

be amended from time to time ("Section 409A"). Further, if you are a "specified employee" within the meaning of Section 409A at the time of your termination other than due to death, then any cash severance payments payable pursuant to this letter and any .other severance payments or separation benefits which may be considered deferred compensation under Section 409 A (together, the "Deferred Compensation Separation Benefits") otherwise due to you on or within the six (6) month period following your termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination of employment (or, if later, the date six (6) months and one (1) day following the date of your "separation from service" within the meaning of Section 409A). All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six month anniversary of your. date of termination (or, if later, the six month anniversary of your "separation from service" within the meaning of Section 409A), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position. and you represent that such is the case. Moreover, you agree that, during the term of

Mr. Lionel Bonnot

your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook. which the Company plans to complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the ''Confidentiality Agreement") which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and al1 rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be January 2, 2008. This letter, along with any agreements relating to proprietary rights between you and the Company, the Confidentiality Agreement, the Option Plan and the Option Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by November 9th 2007.

EXHIBIT A

DEFINITIONS

For purposes of this letter, "Cause" means: (i) your failure to perform your assigned duties or responsibilities as an employee (other than a failure resulting from your Disability) after notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your engaging in any act of dishonesty, fraud or misrepresentation; (iii) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (v) your being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

For purposes of this letter, "Good Reason" means, any of the following without your consent: (i) a reporting structure change so that you no longer report directly to the CEO or President of the Company, (ii) a reduction in your base compensation (unless the entire management of the Company is subject to a similar reduction in base compensation) or maximum commission targets for the year, as in effect immediately prior to such reduction, (iii) a reduction in your title, or (iv) a material change in the geographic location at which you must perform your services of not less than fifty (50) miles from your primary work location immediately prior to such relocation; provided, however, that a change in reporting structure or a reduction in title solely by virtue of the Company being acquired and made part of a larger entity following the acquisition or merger (or similar event) of the Company shall not constitute "Good Reason" so long as you are provided a comparable position (i.e., a position of equal duties) authority, compensation and status). Notwithstanding the foregoing, in order for any termination to be for "Good Reason" you must assert any such termination for Good Reason by written notice to the Company no later than forty-five (45) days following the date on which arises the event or events that would otherwise constitute Good Reason, and the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition and have failed to do so.

For purposes of this letter, "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

Mr. Lionel Bonnot

We look forward to your favorable reply and to working with you at Quantenna Communications, Inc.

Sincerely,

/s/ Behrooz Rezvani
Behrooz Rezvani
CEO and President

Agreed to and accepted:

Signature:	/s/ Lionel Bennot
Printed Name:	Lionel Bennot
Date:	11/3/2007

Enclosures
Duplicate Original Letter
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

QUANTENNA COMMUNICATIONS, INC.

AMENDMENT TO LIONEL BONNOT OFFER LETTER

This amendment (the "Amendment") is made by and between Lionel Bonnot ("Executive") and Quantenna Communications, Inc., a Delaware corporation (the "Company'' and together with the Executive hereinafter collectively referred to as the "Parties") on December 23, 2008.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into an offer letter, dated October 30, 2007 (the "Offer Letter"); and

WHEREAS, the Company and Executive desire to amend certain provisions of the Offer Letter in order to come into documentary compliance with Section 409 A of the Internal Revenue Code of 1986, as amended (the "Code"), and any final regulations and official guidance promulgated thereunder (together, "Section 409A") so as to avoid the imposition of the additional tax imposed under Section 409A, as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Offer Letter is amended as follows:

1.    The Offer Letter is hereby amended by adding the following new Appendix A to the end thereof to provide as follows:

Appendix A

I.    SEVERANCE.

To the extent any severance payments will be made under this letter agreement, such severance payments will be delayed as necessary pursuant to the Release Requirement as outlined below.

Release Requirement

The receipt of any severance pursuant to this letter agreement is subject to you signing and not revoking a general release of claims agreement in a form reasonably acceptable to the Company (the "Release"); provided that such Release is effective and irrevocable within sixty (60) days following your termination of employment or such shorter period specified in the Release (the ''Release Deadline"). No severance will be paid or provided until the Release becomes effective and irrevocable. If the Release is not effective and irrevocable by the Release Deadline, you will forfeit your right to any severance or similar payment under the Offer Letter that is subject to your executing and not revoking a Release. In the event your termination of employment occurs at a time during the calendar year where it would be possible for the Release to become effective and irrevocable in the calendar year following the calendar year in which your termination of employment occurs, then any severance that would be considered Deferred Compensation Separation Benefits (as defined in the letter agreement) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or, if later, the date the Release becomes effective and irrevocable, or such later time as required by (i) the payment schedule applicable to each payment or benefit, or (ii) the Section 409A paragraph of this letter agreement.

II.    GOOD REASON.

The definition of "Good Reason" as defined in Exhibit A is hereby amended and replaced in its entirety as follows:

For purposes of this letter, ''Good Reason" means your resignation within thirty (30) days after the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) a material change in the reporting structure so that you no longer report directly to the CEO or President of the Company, (ii) a material reduction in your base compensation (unless the entire management of the Company is subject to a similar reduction in base compensation), (iii) a reduction in your title resulting in a material diminution of your duties, authority or responsibilities, or (iv) a material change in the geographic location at which you must perform your services of not less than fifty (50) miles from your primary work location immediately prior to such relocation; provided, however, that a change in reporting structure or a reduction in title solely by virtue of the Company being acquired and made part of a larger entity following the acquisition or merger (or similar event) of the Company shall not constitute ''Good Reason" so long as you are provided a comparable position (i.e., a position of equal duties, authority compensation and status). Notwithstanding the foregoing, in order for any termination to be for ''Good Reason", you must assert any such termination for Good Reason by written notice to the Company no later than forty-five (45) days following the date on which arises the event or events that would otherwise constitute Good Reason, and the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition and have failed to do so.

2.    Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

3.    Entire Agreement. This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

4.    Counterparts. This Amendment maybe executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

5.    Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	QUANTENNA COMMUNICATIONS, INC.
/s/ Behrooz Rezvani
	By:	Behrooz Rezvani
	Title:	CEO

EXECUTIVE	LIONEL BONNOT
/s/ Lionel Bonnot

QUANTENNA COMMUNICATIONS, INC.

SECOND AMENDMENT TO LIONEL BONNOT OFFER LETTER

This Second Amendment (the "Amendment") is made by and between Lionel Bonnot ("Executive") and Quantenna Communications, Inc., a Delaware corporation (the "Company" and together with the Executive hereinafter collectively referred to as the "Parties") on June 14, 2010.

RECITALS

WHEREAS, the Parties previously entered into an offer letter, dated October 30. 2007 (the ''Offer Letter"), as amended on December 23, 2008 by that certain Amendment (the "First Amendment," and together with the Offer Letter, the "Revised Letter"); .and

WHEREAS, the Company and Executive desire to further amend certain provisions of the Revised Letter in order to modify aspects of Executive's compensation package as set forth below,

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Revised Letter is amended as follows:

1.    The Revised Letter is hereby amended by adding the following new Appendix B to the end thereof to provide as follows:

Appendix B

2010 COMMISSION PAYMENTS.

As part of your compensation package for calendar year 2010 you will be eligible for quarterly commission payments, payable for achievement of goals (as determined by the Company) for the relevant quarter, up to a maximum of $80,000 for the year. In addition, in the event that the Company consummates a sale of no less than $10 million worth of shares of its preferred stock in a private placement equity financing (not including any shares of Series D Preferred Stock sold as of the date hereof pursuant to that certain Series D Preferred Stock Purchase Agreement), you will be paid a lump sum of $60,000 within 30 days of the closing of such financing.

2.    Page 2, subparagraph (ii) of the Offer Letter is hereby revised to increase the lump sum severance payment to $75,000, payable in accordance with terms of the Offer Letter and subject to the terms and conditions of Appendix A as described in the First Amendment.

3.    Page 2, subparagraph (iii) of the Offer Letter is hereby amended and restated in its entirety to read as follows:

"The unvested portion of your Options (consisting of (a) the Option (as defined above) granted on January 29, 2008 and (b) the option for 300,000 shares granted on July 28, 2009 (together, the "Options")) that would normally vest over the following twenty-four (24) months (or the lesser remaining vesting period, as applicable) from the date of your termination will immediately vest prior to your termination and become exercisable."

4.    Page 2, subparagraph (iv) of the Offer Letter is hereby amended and restated in its entirety to read as follows:

"one half (1/2) of shares subject to each additional then-outstanding stock option grant to purchase Company Common Stock, if any, will immediately become vested and exercisable (or such lesser number that would provide for 100% of the outstanding. portion of the relevant stock option becoming vested and exercisable)."

5.    Full Force and Effect. To the extent not expressly amended hereby, the Revised Letter shall remain in full force and effect.

6.    Entire Agreement. This Amendment, the Offer Letter and the First Amendment constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

7.    Counterparts. This Amendment may be executed in counterparts all of which together shall constitute one instrument and each of which may be executed by less than all of the parties to this Amendment.

8.    Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	QUANTENNA COMMUNICATIONS, INC.
/s/ David French
	By:	David French
	Title:	CEO

EXECUTIVE	LIONEL BONNOT
/s/ Lionel Bonnot
6/14/2010

QUANTENNA COMMUNICATIONS, INC.

THIRD AMENDMENT TO LIONEL BONNOT OFFER LETTER

This Third Amendment (the "Third Amendment") is made by and between Lionel Bonnot ("Executive") and Quantenna Communications, Inc., a Delaware corporation (the "Company" and together with the Executive hereinafter collectively referred to as the "Parties") on August 31, 2012.

RECITALS

WHEREAS, the Parties previously entered into an offer letter, dated October 30, 2007 (the "Offer Letter"), as amended on December 23, 2008 by that certain Amendment (the "First Amendment"), and as further amended on June 14, 2010, by that certain Second Amendment (the "Second Amendment," and together with the Offer Letter and the First Amendment, the "Revised Letter"); and

WHEREAS, the Company and Executive desire to further amend certain provisions of the Revised Letter in order to modify aspects of Executive's job title and duties, as well as Executive's compensation package as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company mutually agree that the Revised Letter is amended as follows:

1.    Page 1, the first paragraph of the offer letter is revised and replaced in its entirety with the following:

"I am pleased to offer you the positions with Quantenna Communications, Inc., a Delaware corporation (the "Company"), of Interim Vice President of Sales and Senior Vice President of Business Development. As Interim Vice President of Sales, you will be responsible for the Company's sales functions until the Company hires a new Vice President of Sales. As Senior Vice President of Business Development, you will be responsible for the Company's intellectual property licensing and third-party ecosystem functions. The position of Senior Vice President of Business Development is new and defined by the Company's Chief Executive Officer and will be built out by you, including with regard to how many individuals will support your licensing and third-party ecosystem functions, as well as with regard to the Company's budget for the functions we expect you and your team to cover. After the Company hires a new Vice President of Sales, your position will be solely as Senior Vice President of Business Development going forward. Nevertheless, as needed the company's Chief Executive Officer may request your assistance to certain sales tasks even after Vice President of Sales joins the company.

You will receive a compensation package that consists of two components: 1) monthly salary of $20,833.33, which will be paid semi-monthly in accordance with the Company's normal payroll procedures, and 2) quarterly performance bonuses payable for achievement of goals for the relevant quarter (as determined by the Company in a performance agreement to be executed by you and the Company within 30 days of the signature date of this amendment), up to a maximum of $70,000.00 in performance bonuses per year if you achieve 100% of the goals for each quarter. In order to earn any performance bonus for a given quarter, in addition to achieving the performance objectives for that quarter, you must remain an employee of the Company through the end of the relevant quarter. Any performance bonus that is earned for a quarter will be paid out within thirty (30) days of the end of such quarter, but in all cases within two and one-half (2½) months following the end of the calendar year in which the performance bonus is earned. As an employee, you will also be eligible to receive certain employee benefits as approved by the Company. You should note that the Company may modify job titles and salaries and may modify or terminate benefits from time to time as it deems necessary. All amounts payable under this letter will be subject to all applicable tax withholdings."

2.    Page 2 of the Offer Letter is hereby amended and subparagraph (v) shall be added:

"(v) any of your vested stock options (including options vesting as a result of clauses (iii) and (iv) above) to purchase Company common stock shall remain exercisable through the date that is 24 months following the date of such termination or, if earlier, through the original scheduled expiration date of such vested options.

Notwithstanding anything to the contrary, if you resign for any reason (which does not constitute Good Reason) at any time after the 6 month anniversary of the effective date of the Third Amendment to the Lionel Bonnot Offer Letter, then any of your vested stock options to purchase Company common stock shall remain exercisable through the date that is 12 months following the date of such termination or, if earlier, through the original scheduled expiration date of such vested options."

3.    Executive Acknowledgements.

a.
Good Reason: Executive acknowledges that the transition that is contemplated under this Third Amendment (from Executive's previous position of Vice President of Sales to Senior Vice President of Business Development) is consensual between Executive and the Company, and none of the events contemplated under Section I hereof shall constitute "Good Reason" under the Revised Letter.

b.
Tax Matters: Executive understands and acknowledges that the extension of the exercise period for outstanding stock options pursuant to Section 2 of this Third Amendment may be deemed a "modification" of Executive's currently outstanding Company stock options that qualified as incentive stock options immediately prior to the execution of this Third Amendment, resulting in the deemed re-grant of the those awards and either (i) immediate loss of incentive stock option status for those awards, or (ii) a re-start of the relevant holding periods applicable to incentive stock options (the "Modified Awards''), and the Company has advised Executive to consult with his own tax advisor regarding the tax status of such Modified Awards, the tax consequences to the Executive of his exercise of the Modified Awards and the tax effects of disposition of any resulting shares following exercise of the Modified Awards.

4.    Full Force and Effect. To the extent not expressly amended hereby, the Revised Letter shall remain in full force and effect.

5.    Entire Agreement. This Third Amendment, the Offer Letter, the First Amendment and the Second Amendment constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

6.    Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

7.    Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	QUANTENNA COMMUNICATIONS, INC.
/s/ Sam Heidari
	By:	Sam Heidari
	Title:	CEO

EXECUTIVE	LIONEL BONNOT
/s/ Lionel Bonnot